EXHIBIT 4.7



                          SECURITIES PURCHASE AGREEMENT




                                 BY AND BETWEEN


                                  NUCLEUS, INC.

                                     AND THE

                                   PURCHASERS

                                  NAMED HEREIN







                               AS OF MARCH 1, 2000


THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW. THEY ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION D ("REGULATION D") PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

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                          SECURITIES PURCHASE AGREEMENT

     THIS SECURITIES PURCHASE AGREEMENT (the "Agreement" or the "Purchase Agreement") is entered into as of March 1, 2000, by and between NUCLEUS, INC., a Nevada corporation (the "Company"), and each of the undersigned (each a "Purchaser" and collectively the "Purchasers").

                                R E C I T A L S:

     WHEREAS, the Company is offering (the "Offering") for sale in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D thereunder ("Regulation D"), a maximum of $6,200,000 principal amount of promissory notes of the Company (the "Senior Bridge Notes") and shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"); and

     WHEREAS, each Purchaser wishes to subscribe for and receive a Senior
Bridge Note and Common Stock in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1.   SUBSCRIPTION AND CLOSING

          1.1 PURCHASE. Subject to the terms and conditions of this Agreement, the Purchasers hereby agree to purchase from the Company, and the Company hereby agrees to issue and sell to the Purchasers (a) Senior Bridge Notes upon the terms set forth in the form of Promissory Note attached as Exhibit A, which terms are incorporated herein by reference and made a part hereof, and (b) shares of Common Stock (the "Shares"). The aggregate principal amount of Senior Bridge Notes, the number of Shares and the purchase price therefor for each Purchaser shall be as indicated on Schedule 1.1 hereto.
Section 5.4 below sets forth the method of calculation of the number of Shares to be issued to each Purchaser as of the Closing and the potential issuance of additional shares of Common Stock on the Maturity Date of the Senior Bridge Notes.

          1.2  ESCROW OF FUNDS.

               (a) All funds received from Purchasers shall be deposited in an escrow account with Bank of America (the "Escrow Agent"). Funds in the escrow account shall only be released to the Company at Closing if subscription for a minimum of $3,000,000 principal amount of Senior Bridge Notes have been received. Subsequent to the Closing, the Company may continue to offer Senior Bridge Notes and Shares until April 1, 2000 or until subscription for a maximum of $6,200,000 principal amount of Senior Bridge Notes or Shares have been received.

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               (b)  In the event that the minimum amount of Senior
          Bridges Notes is not subscribed for by the Closing, all funds collected to date by the Escrow Agent will be returned to the Purchaser without interest and no Senior Bridge Notes or Shares will be issued. All funds will be promptly refunded to Purchasers.

               (c) Subscriptions held in the escrow account may be revoked at any time prior to the Closing; provided, that written notice of the revocation is sent by certified or registered mail, return receipt requested, and is received by the Company at least two
          (2) business days prior to the Closing. In the event any such revocation is made by a Purchaser, such Purchaser's funds shall be promptly refunded without interest.

          1.3 PAYMENT OF PURCHASE PRICE AND DELIVERY OF SHARES AND SENIOR BRIDGE NOTES. Payment of the purchase price for the Senior Bridge Notes and Shares, and delivery of the Senior Bridge Notes and Shares by the Company (the "Closing"), shall occur upon the execution hereof or at such other date, time and place as the parties shall mutually agree in writing. The purchase price for the Senior Bridge Notes shall be the principal amount of Senior Bridge Notes purchased by each Purchaser and the purchase price for the Shares shall be $.001 per Share. The aggregate purchase price for the Senior Bridge Notes and the Shares is payable by wire transfer of immediately available funds. Certificates for the Senior Bridge Notes and Shares will be issued in the name of each of the Purchasers not later than five (5) Business Days (as defined) from the Closing.

          1.4 MULTIPLE PURCHASES. This Agreement may be executed by one or more Purchasers. In the event this Agreement pertains to a purchase by a single Purchaser, all references to the Purchasers or "each Purchaser" shall be deemed to refer to such single Purchaser.

     2.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY

     The Company represents and warrants to and covenants with the Purchasers as follows:

          2.1  ORGANIZATION, GOOD STANDING, AND QUALIFICATION.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or properties of the Company and its subsidiaries taken as a whole.

               (b) Each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Each such subsidiary is duly qualified

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          to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or properties of such subsidiary.

          2.2 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Senior Bridge Notes, the Shares and shares of Common Stock issuable upon conversion of the Senior Bridge Notes (the "Convertible Shares," and together with the Shares, the Additional Shares (as herein defined) and the Senior Bridge Notes, the "Securities"), has been taken.

          2.3 AGREEMENT. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Purchaser, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          2.4 VALID ISSUANCE OF SENIOR BRIDGE NOTES AND OTHER SECURITIES. When issued and delivered in accordance with the terms of this Agreement, the Senior Bridge Notes, the Shares, the Additional Shares and the Convertible Shares will be duly and validly issued and outstanding, fully paid and non-assessable, free and clear of any claims or pre-emptive rights, and (assuming the representations and warranties of the Purchaser herein are true and correct in all material respects) will have been issued in compliance with all applicable federal and state securities law.

          2.5 SEC REPORTS. The Company has timely filed all forms, reports and documents with the Securities and Exchange Commission (the "Commission") since January 1, 1998, required to be filed by it under the Securities Exchange Act of 1934, as amended (the "1934 Act"), through the date hereof (collectively, the "SEC Reports"). Such SEC Reports, at the time filed, complied as to form in all material respects with the requirements of the 1934 Act.

          2.6 CURRENT PUBLIC INFORMATION. The Company's Common Stock is registered under Section 12(b) or 12(g) of the Act. The Company has delivered to the Purchaser copies of the Company's most recent annual report on Form 10-KSB (the "Annual Report"), each Quarterly Report on Form 10-QSB since the date of its Annual Report, the most recent proxy statement for its Annual Meeting of Shareholders, and each interim report on Form 8-K filed by the Company since the date of its Annual Report. The Company has also delivered to each Purchaser a Private Placement Memorandum dated February 7, 2000 relating to its Common Stock (the "Private Placement Memorandum"). The information concerning the Company set forth in any of the SEC reports and in the Private Placement Memorandum does not, as of their respective dates, contain a misrepresentation of a material fact or omit to state any fact required to make the statements contained therein not misleading in any material respect. Since the date of the Private Placement Memorandum there has been no Material Adverse Effect (as defined below) in respect of the Company, except as disclosed on Schedule 2.6 annexed hereto.

          2.7 NO CONFLICTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with or result

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in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Certificate of Incorporation or bylaws of the Company, or any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, or any existing applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets.

          2.8 COMPLIANCE WITH LAWS. As of the date hereof, the conduct of the business of the Company complies in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, except for non-compliance which would not have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of the Company (a "Material Adverse Effect"). The Company has not received notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any governmental authority, which could have a Material Adverse Effect.

          2.9 LITIGATION. Except as disclosed in the SEC Reports, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened, against or affecting the Company, or any of its properties, which could reasonably be expected to result in any Material Adverse Effect or which could reasonably be expected to interfere with the Company's ability to consummate the transactions contemplated by this Agreement.

          2.10 PRIOR PRIVATE PLACEMENTS. The offer and sale of the Securities are exempt from registration under Section 5 of the Act. Neither the Company nor any person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of the Securities) which would subject the offering or issuance or sale of the Securities to the registration requirements of Section 5 of the Act.

          2.11 COMMISSIONS. Except for the payment to Cruttenden Roth Incorporated of (i) a cash fee equal to ten percent (10%) of the aggregate principal amount of Senior Bridge Notes (5% in the case of Purchasers introduced by the Company) and (ii) warrants to purchase shares of Common Stock equal to ten percent (10%) (5% in the case of Purchasers introduced by the Company) of the Shares sold in this offering, with an exercise price equal to the closing bid price of the Common Stock as of the Closing. No person, firm or corporation will be entitled to receive any brokerage fee, commission or other similar payment from the Company in connection with the consummation of the transactions contemplated hereby and the Company shall not make any such payment to any person, firm or corporation.

     3. REPRESENTATIONS AND WARRANTIES OF PURCHASERS; ACCESS TO INFORMATION; INDEPENDENT INFORMATION; INDEPENDENT INVESTIGATION

     Each Purchaser represents and warrants to the Company as follows:

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          3.1  INDEPENDENT INVESTIGATION. Each Purchaser, in offering to purchase the Securities hereunder, has, prior to the date hereof, been given access to and the opportunity to examine all books, records and material contracts and documents of the Company and to meet with and ask questions of the Company's management. In making its investment decision to purchase the Securities, no Purchaser is relying on any oral or written representations or assurances from the Company or any other person or any representation of the Company or any other person other than as set forth in this Agreement, the SEC Reports or in a document executed by a duly authorized representative of the Company making reference to this Agreement. Each Purchaser has such experience in business and financial matters that it is capable of evaluating the risk of its investment and determining the suitability of its investment. Each Purchaser is a sophisticated investor, as defined in Rule 506(b)(2)(ii) of Regulation D under the Act, and an "accredited investor" as defined in Rule 501 of Regulation D under the Act.

          3.2 ECONOMIC RISK. Each Purchaser understands and acknowledges that an investment in the Securities involves a high degree of risk, including a possible total loss of investment. Each Purchaser represents that it is able to bear the economic risk of an investment in the Securities.

          3.3 NO GOVERNMENT RECOMMENDATION OR APPROVAL. Each Purchaser understands that no federal or state agency or similar agency of any other country has passed upon or made any recommendation or endorsement of the Company, this transaction or the subscription of the Securities.

          3.4  NO REGISTRATION. Each Purchaser understands that the
Securities have not been registered under the Act and are being offered and sold pursuant to an exemption from registration contained in the Act based in part upon the representations of the Purchasers contained herein. The Shares and Convertible Shares do, however, carry certain registration rights as set forth in the Registration Rights Agreement in the form of Exhibit B annexed hereto, dated the date hereof and executed by the parties hereto in connection herewith (the "Registration Rights Agreement").

          3.5 NO PUBLIC SOLICITATION. Without conducting any independent investigation, no Purchaser knows of any public solicitation or advertisement of an offer in connection with the proposed issuance and sale of the Securities.

          3.6 INVESTMENT INTENT. Each Purchaser is acquiring the Securities for its own account, for investment and not with a view to the distribution thereof. Each Purchaser understands that except as set forth in the Registration Rights Agreement, the Company has no present intention of registering any such sale of the Securities. Each Purchaser represents and warrants to the Company that it has made no predetermined arrangements to sell the Securities (other than the registration provisions contained in the Registration Rights Agreement, which pertain only to a potential method of disposing of the Shares and Convertible Shares).

          3.7 INCORPORATION AND AUTHORITY. Each Purchaser has the full power and authority to execute, deliver and perform this Agreement and to perform its obligations hereunder. The Agreement has been duly approved by all necessary action of each Purchaser, including any

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necessary shareholder approval, has been executed by persons duly authorized by each Purchaser, and constitutes a valid and legally binding obligation of each Purchaser, enforceable in accordance with its terms.

          3.8 NO RELIANCE ON TAX ADVICE. Each Purchaser has reviewed with its own tax advisors the foreign, federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. Each Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that each Purchaser (and not the Company) shall be responsible for its own income tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

          3.9 INDEPENDENT LEGAL ADVICE. Each Purchaser acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel. The Purchaser is relying solely on such counsel and not on any statements or representations of the Company or any of its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement, except for the representations, warranties and covenants set forth herein.

     4.   LEGENDS; SUBSEQUENT TRANSFER OF SECURITIES

          4.1 LEGENDS. The certificate(s) representing the Securities shall bear a legend substantially as set forth on the cover page of this Agreement and any other legend, if such legend or legends are reasonably required to comply with state, federal or foreign law.

     5.   COVENANTS OF THE COMPANY

          5.1 USE OF PROCEEDS. The Company shall use the net proceeds from the sale of the Shares for general corporate purposes, including acquisition or merger consideration with respect to any acquisition that may be consummated by the Company.

          5.2 REGISTRATION RIGHTS. The Company will comply in all respects with its covenants and agreements concerning the registration rights and other matters covering the Shares, the Additional Shares and Convertible Shares as set forth in the Registration Rights Agreement.

          5.3 VALID ISSUANCE OF CONVERTIBLE SHARES. When issued and delivered in accordance with the Senior Bridge Notes, the Convertible Shares will be duly and validly issued, fully paid and non-assessable, free and clear of any claims or pre-emptive rights and will have been issued in compliance with all applicable federal and state securities laws.

          5.4 METHOD OF CALCULATING NUMBER OF SHARES ISSUED AS OF CLOSING; INCREASE IN NUMBER OF SHARES.

               (a) The Shares issued to each of the Purchasers have been calculated by dividing (i) 100% of the principal amount of Senior Bridge Notes purchased by such

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          Purchaser(s) hereunder by (ii) the average of the closing prices of the Company's Common Stock, as traded on the Nasdaq Small Cap Market, the Nasdaq National Market or any other national securities exchange (or, if not so traded on the Nasdaq Stock Market or national securities exchange, as traded on the OTC Electronic Bulletin Board or on the over-the-counter market) for the twenty one (21) consecutive Trading Days (the "Average Closing Price") immediately preceding the Closing. As used herein, the term "Trading Days" shall mean the days on which the New York Stock Exchange, Inc. and the Nasdaq Stock Market, Inc. shall be open for trading.

               (b) In the event that the Average Closing Price of the Company's Common Stock immediately preceding the Maturity Date of the Senior Bridge Notes shall be less than the Average Closing Price of such Common Stock immediately preceding the Closing, the Company shall, not later than five (5) Trading Days following the Maturity Date, issue to the Purchasers additional shares of Company Common Stock (the "Additional Shares") in an amount equal to:

                    (i)  (x) 100% of the original principal
               amount of the Senior Bridge Notes issued to each of the Purchasers divided by (y) the Average Closing Price immediately preceding the Maturity Date minus (z) the number of Shares issued to each of the Purchasers as of the Closing and set forth on
               Schedule 1.1 hereof.

                    (ii) The result of the calculation in clause (i) above shall be the "Additional Shares" to be issued to each of the Purchasers, as aforesaid.

               (c) As used in this Agreement, the "Maturity Date" of the Senior Bridge Notes shall be July 7, 2000, subject to extension by the Company to not later than November 3, 2000, as provided herein and in the Senior Bridge Notes.

     6.   COVENANTS OF THE PURCHASERS

          6.1 NO SALE IN VIOLATION OF THE ACT. Each Purchaser further covenants that it will not make any sale, transfer or other disposition of the Securities in violation of the Act or the rules and regulations of the Commission promulgated thereunder. Each Purchaser acknowledges and agrees that the Securities may and will only be resold (i) pursuant to a Registration Statement under the Act; or (ii) pursuant to an exemption from registration under the Act.

     7.   CONDITIONS TO CLOSING; DELIVERIES AT CLOSING

          7.1 CONDITIONS TO PURCHASERS' OBLIGATIONS TO CLOSE. The obligations of the Purchasers to purchase the Shares and the Senior Bridge Notes offered hereunder are conditioned on the fulfillment or waiver of the following:

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               (a)  the execution and delivery of this Agreement, the Senior
          Bridge Notes, certificates for the Common Stock and the Registration Rights Agreement by the Company; and

               (b) all the representations and warranties of the Company in this Agreement as of the date hereof shall be true and correct at the Closing as if made on such date, and the Company shall have performed all actions required hereunder.

          7.2 CONDITIONS TO THE COMPANY'S OBLIGATION TO CLOSE. The obligation of the Company to sell the Shares and the Senior Bridge Notes offered hereunder are conditioned on the fulfillment or waiver of the following:

               (a) the execution and delivery of this Agreement and the Registration Rights Agreement by the Purchasers; and

               (b) all the representations and warranties of the Purchasers made in this Agreement as of the date hereof shall be true and correct at the Closing as if made on such date, and the Purchasers shall have performed all actions required hereunder.

     8.   GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, applicable to agreements made in and wholly to be performed in that jurisdiction without regards to the choice of law rules of such state, except for matters arising under the Securities Act of 1933, as amended (the "1933 Act") or the 1934 Act which matters shall be construed and interpreted in accordance with such laws. Any action brought to enforce, or otherwise arising out of, this Agreement shall be heard and determined in either a federal or state court sitting in the County of Cook, State of Illinois.

     9.   ENTIRE AGREEMENT; AMENDMENT

     This Agreement, the Registration Rights Agreement, and any other document delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     10.  NOTICES, ETC.

     Any notice, demand or request required or permitted to be given by either the Company or any Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or by facsimile, with a hard copy to follow by two day courier addressed

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to the parties at the addresses of the parties set forth at the end of this
Agreement or such other address as a party may request by notifying the other in writing.

     11.  CONFIDENTIALITY

     Each Purchaser will keep confidential all non-public information regarding the Company that each receives from the Company unless disclosure of such information is compelled by a court or other administrative body or otherwise necessary, in the opinion of Purchasers' counsel, to comply with applicable law. Neither party shall disclose any information regarding any of the transactions contemplated hereby without the prior consent of the other party, unless such disclosure is required in filings made with the Commission. The Company and its officers and directors have not provided the Purchasers with any material non-public information.

     12.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile transmission of a signature hereto shall be valid as if an original and binding on all parties.

     13.  SEVERABILITY

     In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     14.  TITLES AND SUBTITLES

     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     15.  PARTIES IN INTEREST CITED

     This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. All representations and warranties of each party hereto shall survive the Closing contemplated herein for a period of two (2) years. The covenants and agreements of the parties contained herein, in the Securities and in the Registration Rights Agreement shall survive the Closing indefinitely.

     The undersigned Purchasers acknowledge that this subscription shall not be effective unless executed by the Company as indicated below.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.


COMPANY:                                          PURCHASERS:

NUCLEUS, INC.

By:_____________________________                  _____________________________
    John C. Paulsen, President

                                                  _____________________________


                                                  _____________________________
Address:
401 North Michigan Avenue
Suite 745
Chicago, IL 60611

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                                  SCHEDULE 1.1

                                   PURCHASERS


                     Principal
                      Amount           No. of Shares
                     of Senior           of Common
Name and Address    Bridge Note       Stock Purchased    Purchase Price<F1>
----------------    -----------       ---------------    --------------



--------
<F1>
1    Subject to increase as of the Maturity Date pursuant to Section 5.4 above.


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